EXHIBIT 10.23

February 24, 2006

Mr. Brad Kolb

OFFER OF EMPLOYMENT

Dear Brad:

I am very pleased to extend to you this offer of employment to join Avanex (the “Company”).

The position offered to you is that of Senior Vice President, Operations. Your place of work will be at the Company’s offices in Fremont, California and you will report to Jo Major, President and CEO. This is a full-time, regular, exempt position of considerable responsibility, integral to our continued business development and success. In this position you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company.

The specifics of this offer are as follows:

Base Salary: You will be compensated at a bi-weekly rate of $8,653, paid every other Friday, subject to the usual, required withholding in accordance with the Company’s normal payroll procedures. (This represents an equivalent annual rate of pay of $225,000.00).

Annual Bonus: You will be eligible to participate in the Executive Bonus Plan for Fiscal Year 2006, in accordance with the guidelines as established by the Compensation Committee of the Board. Under this plan your annual target bonus amount will be 60% of your base salary.

Stock Options: Subject to approval by the Compensation Committee of the Board of Directors, you will be granted a stock option under the Company’s 1998 Stock Plan (the “Plan”) to purchase 400,000 shares of the Company’s Common Stock at an exercise price equal to the then current fair market value on the date of grant, as determined under the Plan (the “Option”).

Restricted Stock Units: Subject to approval by the Compensation Committee of the Board of Directors, you will be granted 200,000 shares of restricted stock unit under the Company’s 1998 Stock Plan (the “Plan”). The terms and conditions of the grant will be included in the Grant Agreement after 6-8 weeks of your start date.

Start Date: March 13, 2006 upon acceptance of this offer.

Offer of Employment

Employment Term: In the event that Mr. Kolb’s employment is terminated without cause, he shall be entitled to receive severance according to the Company’s standard severance policy for executive officers of the company.

Benefits: As a regular employee, you will be eligible to participate in Avanex’s benefits plans and programs available to U.S. full time employees, in accordance with the terms of those plans.

At-Will Employment: You should be aware that your employment with the Company constitutes “at-will” employment. This means that your employment relationship with the Company may be terminated at any time with or without notice, with or without good cause or for any or no cause, at either party’s option. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your at-will employment with the Company.

Conflict of Interest: You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

In accepting this offer, you are representing to the Company that (a) you are not a party to any employment agreement or other contract or arrangement which prohibits your full-time employment with the Company, (b) you do not know of any conflict which would restrict your employment with the Company and (c) you have not and will not bring with you to your employment with the Company any documents, records or other confidential information belonging to former employers. We ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.

Employment, Confidential Information, and Invention Assignment Agreement: As a condition of your employment with the Company, you must sign and comply with an Employment, Confidential Information, and Invention Assignment Agreement which requires, among other provisions, the assignment of rights to any invention made during your employment at Avanex and non-disclosure of proprietary information. As a Company employee, you will be required to sign an acknowledgment that you have read and understand the Company policies and procedures (as set forth on the Company’s Outlook “Public Files” system or other similar

Offer of Employment

electronic system that the Company may designate), and you will be expected to abide by all Company policies and procedures.

Indemnification Agreement: The Company will offer you the opportunity to become a party to its standard form of indemnification agreement for officers and directors.

Arbitration Agreement: As a condition of your employment, you are also required to sign and comply with an Arbitration Agreement. Among other provisions, the Arbitration Agreement provides that in the event of certain disputes or claims relating to or arising out of our employment relationship, you and the Company agree that (i) those disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to have such disputes resolved in court by a judge or jury; (iii) the arbitrator shall have the power to award any remedies available under applicable law, except attorneys’ fees and costs, which can be awarded to the prevailing party only if authorized by statute or contract, (iv) such disputes shall be resolved by a neutral arbitrator, and (v) the Company shall pay for any administrative or hearing fees charged by the arbitrator. Please note that we must receive your signed Arbitration Agreement before your first day of employment.

Reference and Background Checks: The Company reserves the right to conduct reference checks and/or background investigations on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a reference check and/or background investigation.

I-9 Employment Eligibility Verification: For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Governing Law: The internal substantive laws, but not the choice of law rules, of the State of California, shall govern this letter. You hereby agree to exclusive personal jurisdiction and venue in the state and federal courts of the state of California.

Severability: In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter shall continue in full force and effect without such provision.

General: This letter, along with the other aforementioned employment-related agreements and stock option described above, set forth the terms of your employment with the Company and

Offer of Employment

supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral. The terms of this letter may only be amended, canceled or discharged in writing signed by an authorized representative of the Company and by you.

We would appreciate a response to this offer no later than March 3, 2006. To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return it to Human Resources. A duplicate original is enclosed for your records.

Brad, it is a pleasure extending this offer to you. We are hopeful that you recognize, as we do, the tremendous opportunity we have ahead of us and we welcome you to the Avanex team.

Sincerely,

AVANEX CORPORATION

Jo Major

President and CEO

/s/    Jo Major

Accepted:                     /s/    Bradley A. Kolb                     Date:         3/3/06

Enclosures

Duplicate Offer Letter

Employment, Confidential Information, and Invention Assignment Agreement

Indemnification Agreement

Arbitration Agreement